Exhibit 23.2

Independent Auditor’s Consent

We consent to the use in this Registration Statement on Form S-4 of First Community Corporation of our report dated March 14, 2017, relating to our audits of the consolidated financial statements of Cornerstone Bancorp as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, appearing in the Proxy Statement/Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” and “Selected Financial Information” in this Registration Statement.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina
June 7, 2017